SECURITY AGREEMENT AND PATENT AND TRADEMARK
SECURITY AGREEMENT

This Security Agreement and Patent and Trademark Security Agreement (the “Security Agreement”) is entered into as of February 28, 2007, between PLANT HEALTH CARE, INC., a Pennsylvania corporation (“Debtor”) and EDEN BIOSCIENCE CORPORATION, a Washington corporation (“Secured Party”).

RECITALS

A. Pursuant to the terms of an Asset Purchase Agreement dated as of December 1, 2006 (the “Agreement”) between Debtor and Secured Party, Secured Party is accepting from Debtor a Secured Promissory Note in the original principal amount of $700,751 (the “Note”) as a portion of the consideration paid pursuant to the Agreement. The Note, the Guaranty, this Security Agreement, and the Agreement, along with all amendments and modifications thereto, and all instruments delivered in connection therewith, are referred to as the “Documents.” Capitalized terms used in this Security Agreement that are not defined herein have the meanings assigned to those terms in the Agreement.

B. One of the conditions precedent to the agreement of Secured Party to close the transactions contemplated by the Agreement is that Debtor execute this Security Agreement and thereby grant Secured Party a first priority security interest in certain personal property of Debtor acquired from Secured Party pursuant to the Agreement and described in paragraph 1 of this Security Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Debtor and Secured Party agree as follows:

AGREEMENT

1. Security Agreement. Debtor hereby grants to Secured Party, on behalf of Secured Party, a security interest in the Collateral to secure the Obligations (as defined in the Guaranty) and agrees that Secured Party shall have the rights stated in this Security Agreement with respect to the Collateral, in addition to all other rights that Secured Party may have under applicable law and the other Documents. As used herein, the term “Collateral” means the following described property of Debtor, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

all of the “Equipment” and “Assigned Intellectual Property” as defined in the Agreement and all present and future right, title and interest of Debtor in and to that Exclusive License Agreement, dated as of May 1, 1995, between Secured Party and Cornell Research Foundation, as the same may be amended, modified, and the like from time to time (the “License”), solely to the extent permitted under such License, along with all proceeds (including insurance proceeds) of the same. In addition, the word “Collateral” includes all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Debtor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

2. Representations and Warranties. Debtor represents and warrants to Secured Party as follows:

(a) The execution, delivery, and performance by Debtor of this Security Agreement do not and will not (i) conflict with or contravene any law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality, or court having jurisdiction over Debtor or Debtor’s activities or properties, (ii) conflict with, or result in any default under, any agreement or instrument of any kind to which Debtor is a party, or by which Debtor, or any of Debtor’s properties, may be bound or affected (other than this Security Agreement), or (iii) require the consent, approval, order, authorization of, registration with, or the giving of notice to any United States governmental authority or other governmental authority, or any person or entity not a party to the Documents;

(b) The execution, delivery, and performance by Debtor of this Security Agreement has been duly authorized by all necessary corporate action of Debtor, do not require any shareholder approval, and do not contravene any provision of Debtor’s articles of incorporation or bylaws;

(c) This Security Agreement constitutes the legal, valid, and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity;

(d) There is no action, litigation, or other proceeding pending, or, to Debtor’s knowledge, threatened against Debtor before any court, arbitrator, or administrative agency that may have a material adverse effect on the assets or the business or financial condition of Debtor, or that would prevent, hinder, or jeopardize the performance by Debtor of Debtor’s obligations under this Security Agreement, except for such actions disclosed on the Secured Parties Schedules to the Agreement;

(e) Debtor is familiar with all the covenants, terms, and conditions of the Agreement, the Note and the Guaranty; and

(f) Debtor is not party to any contract, agreement, indenture, or instrument, or subject to any restriction individually or in the aggregate that is reasonably likely to have a material adverse effect on Debtor’s financial condition or business, or that would in any way jeopardize the ability of Debtor to perform Debtor’s obligations under this Security Agreement.

The foregoing representations and warranties are on-going in nature and shall remain in force and effect until Debtor has satisfied fully (or has been relieved of) Debtor’s obligations under this Security Agreement.

3. Perfection of Secured Party’s Security Interest. Debtor agrees to execute such financing statements and to take whatever other reasonable actions are requested by Secured Party to perfect and continue Secured Party’s first lien security interest in the Collateral. Debtor hereby appoints Secured Party as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the security interest granted in this Security Agreement. In addition, Debtor hereby authorizes Secured Party at any time, and without further authorization from Debtor, to file a financing statement with respect to Debtor and the Collateral and to take such other lawful actions reasonably deemed necessary or desirable by Secured Party to perfect, or continue the perfection of, its security interest in the Collateral. Debtor will reimburse Secured Party for all expenses, up to $2,500, reasonably incurred in connection with the perfection and the continuation of the perfection of Secured Party’s security interest in the Collateral. This is a continuing Security Agreement and will continue in effect until all of the Obligations are indefeasibly satisfied in full.

4. Patent and Trademark Filings. Secured Party is hereby authorized to file this Agreement, or a summary thereof, with the U.S. Patent and Trademark Office in order to evidence Secured Party’s rights in any Assigned Intellectual Property. Debtor hereby appoints Secured Party as its attorney-in-fact to execute, and agrees upon request to execute, such other and further documents as Secured Party may reasonably deem necessary in order to evidence such rights, including execution of summaries thereof by Secured Party in the name of Debtor.

5. Transactions Involving Collateral. Except for accounts collected in the ordinary course of Debtor’s business or the disposition of assets, including used equipment, in the ordinary course of Debtor’s business, Debtor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral in any manner not permitted by the Agreement. Debtor shall not pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Security Agreement, without the prior written consent of Secured Party.

Notwithstanding the foregoing, Debtor may sell items of Equipment from time to time without Secured Party’s consent, subject to Debtor’s obligation to prepay the Note as set forth therein.

6. Termination of Security Interest. At such time as all payment obligations under the Note have been satisfied in full, Secured Party shall execute and deliver to Debtor all deeds, assignments, termination statements and other instruments and to take such other actions as may be necessary or reasonably requested by Debtor to re-vest in Debtor full title to the Collateral, and Debtor hereby appoints Secured Party as its irrevocable attorney-in-fact from and after such time for the purpose of executing any such documents necessary to terminate the security interest granted herein.

7. Title. Debtor shall defend the rights of Secured Party in the Collateral against the claims and demands of all other persons.

8. Maintenance and Inspection of Collateral. Debtor shall maintain all tangible Collateral in substantially the same condition and repair (reasonable wear and tear excepted) as it was in when acquired from Secured Party pursuant to the Agreement. Debtor will not commit or permit damage to or destruction of any material part of the Collateral. Secured Party, and its designated representatives and agents, shall have the right to examine, inspect, and audit the Collateral wherever located in accordance with the Agreement. Debtor shall prosecute to completion all pending applications for intellectual property protection of the Assigned Intellectual Property, shall maintain in full force and effect all current registrations thereof, and shall protect and defend against all competing applications or registrations of intellectual property that may conflict therewith; provided that nothing herein shall require Debtor to prosecute or maintain any such applications in connection with Assigned Intellectual Property for which Debtor’s board of directors has determined in good faith that the loss or abandonment of such portion of the Assigned Intellectual Property would not have a material adverse effect on the value of the Collateral in the aggregate or on the ability of Debtor to perform Debtor’s obligations under this Security Agreement.

9. Compliance With Governmental Requirements. Debtor shall comply promptly in all material respects with all laws, ordinances, and regulations of all governmental authorities applicable to the production, disposition, or use of the Collateral, unless the failure to do so reasonably would not be expected to have a Material Adverse Effect. Debtor may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Secured Party’s interest in the Collateral, in Secured Party’s reasonable opinion, is not materially jeopardized.

10. Maintenance of Casualty Insurance. Debtor shall procure and maintain all risks insurance, including without limitation fire, theft, and liability coverage together with such other insurance as is customary in the industry with respect to the Collateral, in form, amounts, coverages, and basis as is customary in the industry and issued by a company or companies reasonably acceptable to Secured Party. Debtor, upon request of Secured Party, will deliver to Secured Party from time to time the policies or certificates of insurance in form reasonably satisfactory to Secured Party. Debtor also will make reasonable efforts to obtain stipulations that coverages will not be cancelled or diminished without at least ten days prior written notice to Secured Party and not including any disclaimer of the insurer’s liability for failure to give such a notice. In connection with all policies covering assets in which Secured Party holds a security interest, Debtor will provide Secured Party with such loss payable or other endorsements as Secured Party reasonably may require. If Debtor at any time fails to obtain or maintain any insurance as required under this Security Agreement, Secured Party may (but shall not be obligated to), after 30 days’ notice to Debtor, obtain such insurance as Secured Party deems appropriate, including if it so chooses “single interest insurance,” which will cover only Secured Party’s interest in the Collateral. Unless Debtor provides Secured Party with evidence of the insurance coverage as required herein, Secured Party may purchase insurance at Debtor’s expense to protect Secured Party’s interest. This insurance may, but need not, also protect Debtor’s interest. Debtor is responsible for the cost of any insurance purchased by Secured Party. The cost of this insurance may be added to the indebtedness secured hereunder.

11. Application of Insurance Proceeds. Debtor promptly shall notify Secured Party of any loss or damage to any material portion of the Collateral. Secured Party may make proof of loss if Debtor fails to do so within 15 days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be part of the Collateral.

12. Insurance Reports. Not more frequently than quarterly, upon the request of Secured Party, Debtor shall furnish to Secured Party reports on each existing policy of insurance covering any of the Collateral showing such information as Secured Party reasonably may request including the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the property insured; (e) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (f) the expiration date of the policy.

13. Debtor’s Right to Possession. Until the occurrence of an Event of Default, Debtor shall have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Security Agreement or the other Documents, provided that Debtor’s right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by Secured Party is required by law to perfect Secured Party’s security interest in such Collateral. If Secured Party at any time has possession of any Collateral, whether before or after an Event of Default, Secured Party shall exercise such reasonable care in the custody and preservation of the Collateral as Debtor shall request or as Secured Party would afford to its own property, but failure to honor any request by Debtor shall not of itself be deemed to be a failure to exercise reasonable care. Secured Party shall not be required to take any steps necessary to preserve any rights in the Collateral against prior secured parties, or to protect, preserve, or maintain any security interest given to secure the Collateral.

14. Expenditures by Secured Party. If not discharged or paid when due, Secured Party may (but shall not be obligated to), after prior written notice to Debtor, discharge or pay any amounts required to be discharged or paid by Debtor under this Security Agreement, including without limitation all taxes, liens, security interests, encumbrances, and other claims at any time levied or placed on the Collateral. Secured Party also may (but shall not be obligated to) pay all costs for insuring, maintaining, and preserving the Collateral in accordance with the terms of this Security Agreement. All such expenditures incurred or paid by Secured Party for such purposes then will bear interest at the Default Rate from the date incurred or paid by Secured Party to the date of repayment by Debtor. All such expenses shall become a part of the Obligations and, at Secured Party’s option, will (a) be payable on demand, (b) be added to the balance of the Agreement and be apportioned among and be payable with any installment payments to become due during either (i) the term of any applicable insurance policy or (ii) the remaining term of the Agreement, or (c) be treated as a balloon payment that will be due and payable at the Agreement’s maturity. This Security Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Secured Party may be entitled upon the occurrence of an Event of Default.

15. Events of Default. Each of the following shall constitute an Event of Default under this Security Agreement:

(a) The occurrence of an Event of Default under the Note;

(b) Any warranty, representation, or statement made or furnished to Secured Party by or on behalf of Debtor under this Security Agreement is false or misleading in any material respect, either now or at the time made or furnished; and

(c) This Security Agreement, the Note or the Guaranty ceases to be in full force and effect (including the failure of any document by its terms to create a valid and perfected first priority security interest or lien in all or any portion of the Collateral) at any time and for any reason.

16. Rights and Remedies on Default. If an Event of Default occurs under this Security Agreement, at any time thereafter, Secured Party shall have all the rights of a secured party under the Delaware Uniform Commercial Code. In addition and without limitation, Secured Party may exercise any one or more of the following rights and remedies:

(a) Secured Party may declare the entire Obligations, including any prepayment charge that Debtor would be required to pay, immediately due and payable, following written notice to Debtor;

(b) Secured Party may require Debtor to deliver to Secured Party all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party. Secured Party also shall have full power to enter upon the property of Debtor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Security Agreement at the time of repossession, Debtor agrees that Secured Party may take such other goods, provided that Secured Party makes reasonable efforts to return them to Debtor after repossession;

(c) Secured Party shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in its own name or that of Debtor. Secured Party may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give Debtor reasonable notice of the time after which any private sale or any other intended disposition of the Collateral is to be made unless Debtor has signed, after an Event of Default occurs, a statement renouncing or modifying Debtor’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least ten days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including, without limitation, the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Security Agreement and shall be payable on demand, with interest at the rate applicable to Prime Rate Loans from the date of expenditure until repaid;

(d) To the extent permitted by applicable law, Secured Party shall have the following rights and remedies regarding the appointment of a receiver: (i) Secured Party may have a receiver appointed as a matter of right, (ii) the receiver may be an employee of Secured Party and may serve without bond, and (iii) all fees of the receiver and his or her attorney shall become part of the Obligations secured by this Security Agreement and shall be payable on demand, with interest as set forth in the Note (including default interest), until repaid;

(e) Secured Party, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Secured Party at any time in its discretion may transfer any Collateral into its own name or that of its nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Secured Party may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, chooses in action, or similar property, Secured Party may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as Secured Party may determine. For these purposes, Secured Party may, on behalf of and in the name of Debtor, receive, open, and dispose of mail addressed to Debtor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments, and items pertaining to payment, shipment, or storage of any Collateral. To facilitate collection, Secured Party may notify account debtors and obligors on any Collateral to make payments directly to Secured Party;

(f) If Secured Party chooses to sell any or all of the Collateral and except as otherwise set forth in the Note, Secured Party may obtain a judgment against Debtor for any deficiency remaining on the Obligations due to Secured Party after application of all amounts received from the exercise of the rights provided in this Security Agreement. Debtor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper;

(g) Except as may be expressly set forth to the contrary in this Security Agreement, Secured Party shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Secured Party shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise; and

(h) All of Secured Party’s rights and remedies, whether evidenced by this Security Agreement or the other Documents or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Secured Party to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Debtor under this Security Agreement, after Debtor’s failure to perform, shall not affect Secured Party’s right to declare a default and to exercise its remedies.

17. Amendments and Waivers. No term, provision, or condition of this Security Agreement may be amended, waived, discharged, or terminated, except by a written instrument signed by Secured Party and, in the case of amendments, by Debtor.

18. Entire Agreement. This Security Agreement and the other Documents set forth and constitute the entire agreement between Secured Party and Debtor with respect to the Obligations and the Collateral. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Security Agreement and in the other Documents, has been made between Secured Party and Debtor with respect to the Obligations or the Collateral.

19. Applicable Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice of law principles.

20. Expenses. Debtor agrees to pay upon demand all of Secured Party’s reasonable costs and expenses, including attorneys’ fees, incurred in connection with the enforcement of this Security Agreement, subject to the second to the last sentence of Section 3 of this Security Agreement. Secured Party may pay someone else to help enforce this Security Agreement, and Debtor shall pay the costs and expenses of such enforcement. Costs and expenses include Secured Party’s reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Debtor also shall pay all court costs and such additional fees as may be directed by the court.

21. Jurisdiction. Debtor hereby irrevocably submits to the venue and jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Security Agreement. Debtor irrevocably waives to the fullest extent permitted by law any objection that Debtor now or hereafter may have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. Debtor agrees that a final judgment in any such action or proceeding may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this paragraph 21 of this Security Agreement shall impair the right of Secured Party to bring any action or proceeding hereunder in the courts of any other jurisdiction. In that regard, Debtor irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Debtor is organized, or sitting in any place where property or an office of Debtor is located.

22. Caption Headings. Caption headings in this Security Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Security Agreement.

23. Notices. All notices required to be given under this Security Agreement shall be given in the manner specified in the Agreement.

24. Power of Attorney. Effective only during the continuance of an Event of Default, Debtor hereby appoints Secured Party as its true and lawful attorney-in-fact, irrevocably, with full power of substitution to do the following: (a) to demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral; (b) to execute, sign and endorse any and all claims, Instruments, receipts, checks, drafts or warrants issued in payment for the Collateral; (c) to settle or compromise any and all claims arising under the Collateral, and, in the place and stead of Debtor, to execute and deliver its release and settlement for the claim; and (d) to file any claim or claims or to take any action or institute or take part in any proceedings, either in its own name or in the name of Debtor, or otherwise, which in the discretion of Secured Party may seem to be necessary or advisable. This power is given as security for the Obligations, and the authority hereby conferred is and shall be irrevocable and shall remain in full force and effect until renounced by Secured Party.

25. Severability. If a court of competent jurisdiction finds any provision of this Security Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity. However, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Security Agreement in all other respects shall remain valid and enforceable.

26. Successor Interests. Subject to the limitations set forth above on transfer of the Collateral, this Security Agreement shall be binding upon and inure to the benefit of the parties, and their successors and assigns.

27. Waiver. Secured Party shall not be deemed to have waived any rights under this Security Agreement unless such waiver is given in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver by Secured Party of a provision of this Security Agreement shall not prejudice or constitute a waiver of Secured Party’s right otherwise to demand strict compliance with that provision or any other provision of this Security Agreement. No prior waiver by Secured Party, nor any course of dealing between Secured Party and Debtor, shall constitute a waiver of any of Secured Party’s rights, or of any of Debtor’s obligations, as to any future transactions. Whenever the consent of Secured Party is required under this Security Agreement, the granting of such consent by Secured Party in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Secured Party.

28. Statutory Notice.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW (IF AND TO THE EXTENT APPLICABLE).

PLANT HEALTH CARE, INC. (“Debtor”)	EDEN BIOSCIENCE CORPORATION (“Secured Party”)
By /s/ Walter V. Bratkowski	By /s/ Bradley S. Powell
Name: Walter V. Bratkowski	Name: Bradley S. Powell
Title: CFO and Treasurer	Title: President